Exhibit 99

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of MillerCoors LLC

We have audited the accompanying consolidated financial statements of MillerCoors LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income (loss), of shareholders’ investment and of cash flows for each of the three years in the period ended December 31, 2013.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America and in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MillerCoors LLC and its subsidiaries at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
February 14, 2014

MillerCoors LLC and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
(In millions)

	For the years ended December 31
	2013	2012	2011
Sales	$8,969.8	$8,966.6	$8,763.3
Excise taxes	(1,169.0)	(1,205.5)	(1,213.1)
Net sales	7,800.8	7,761.1	7,550.2
Cost of goods sold	(4,723.7)	(4,689.7)	(4,647.9)
Gross profit	3,077.1	3,071.4	2,902.3
Marketing, general and administrative expenses	(1,769.9)	(1,828.5)	(1,768.6)
Special items	(19.8)	(31.8)	(113.4)
Operating income	1,287.4	1,211.1	1,020.3
Other income (expense):
Interest expense, net	(1.6)	(1.4)	(1.8)
Other income, net	2.0	1.7	3.0
Total other income	0.4	0.3	1.2
Income before income taxes	1,287.8	1,211.4	1,021.5
Income taxes	(3.9)	(5.5)	(7.5)
Net income	1,283.9	1,205.9	1,014.0
Net income attributable to noncontrolling interests	(13.4)	(15.0)	(10.2)
Net income attributable to MillerCoors LLC	$1,270.5	$1,190.9	$1,003.8
Other comprehensive income (loss):
Unrealized loss on derivative instruments	$(75.5)	$(5.6)	$(100.3)
Reclassification adjustment on derivative instruments	29.4	25.5	(13.9)
Pension and other postretirement benefit adjustments	93.4	(144.8)	(194.4)
Amortization of net prior service costs and net actuarial losses	34.1	58.5	62.5
Other comprehensive income (loss)	81.4	(66.4)	(246.1)
Comprehensive income	$1,351.9	$1,124.5	$757.7
The accompanying notes are an integral part of the consolidated financial statements.

MillerCoors LLC and Subsidiaries
Consolidated Balance Sheets
(In millions, except shares)

	As of December 31
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$12.3	$17.3
Accounts receivable, net	229.4	252.0
Due from affiliates	26.0	22.3
Inventories, net	466.0	481.5
Derivative financial instruments	1.0	8.3
Prepaid assets	63.7	60.0
Total current assets	798.4	841.4
Property, plant and equipment, net	2,690.8	2,587.5
Goodwill	4,360.1	4,360.1
Other intangibles, net	1,890.2	1,955.2
Derivative financial instruments	0.2	0.9
Other assets	48.0	46.2
Total assets	$9,787.7	$9,791.3
Liabilities and Shareholders' Investment
Current liabilities:
Accounts payable	$215.1	$242.4
Due to affiliates	12.6	8.7
Trade accrued expenses	301.9	339.2
Accrued payroll and related expenses	147.5	137.4
Current portion of pension and postretirement benefits	47.7	46.9
Other current liabilities	188.1	172.0
Derivative financial instruments	37.2	11.9
Total current liabilities	950.1	958.5
Pension and postretirement benefits	1,141.3	1,362.7
Long-term debt	2.6	19.1
Derivative financial instruments	17.4	9.4
Other liabilities	184.9	146.3
Total liabilities	2,296.3	2,496.0
Interest attributable to shareholders:
Capital stock (840,000 Class A shares and 160,000 Class B shares)	—	—
Shareholders' capital	8,517.6	8,395.2
Retained earnings	—	—
Accumulated other comprehensive loss	(1,046.9)	(1,128.3)
Total interest attributable to shareholders	7,470.7	7,266.9
Noncontrolling interest	20.7	28.4
Total shareholders' investment	7,491.4	7,295.3
Total liabilities and shareholders' investment	$9,787.7	$9,791.3
The accompanying notes are an integral part of the consolidated financial statements.

MillerCoors LLC and Subsidiaries
Consolidated Statements of Cash Flows
(In millions)

	For the years ended December 31
	2013	2012	2011
Cash flows from operating activities:
Net income	$1,283.9	$1,205.9	$1,014.0
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	291.5	285.4	301.8
Share-based compensation	2.0	14.0	1.9
Brand impairment	—	—	60.0
Loss on disposal of property, plant and equipment	13.8	35.1	12.0
Other	(2.9)	(0.2)	(14.1)
Change in assets and liabilities, excluding effects of acquisitions:
Accounts receivable	18.9	27.6	(47.3)
Inventories	15.5	(65.5)	(8.7)
Prepaid and other assets	(5.5)	(0.1)	27.9
Payables and accruals	(14.5)	24.1	(4.3)
Derivative financial instruments	(4.8)	(0.6)	5.2
Other liabilities	(44.1)	(41.0)	41.9
Net cash provided by operating activities	1,553.8	1,484.7	1,390.3
Cash flows from investing activities:
Additions to property, plant and equipment	(375.6)	(328.3)	(337.7)
Proceeds from disposal of property, plant and equipment	1.0	8.5	1.9
Additions to intangible assets	—	(2.4)	(6.7)
Acquisition of businesses, net of cash acquired	—	(34.2)	—
Notes receivable repayments	—	—	14.0
Net cash used in investing activities	(374.6)	(356.4)	(328.5)
Cash flows from financing activities:
Net contributions and distributions to shareholders	(1,150.1)	(1,095.0)	(1,068.9)
Payments on debt	(13.0)	(4.6)	(4.6)
Net contributions and distributions to noncontrolling interests	(21.1)	(20.4)	(4.0)
Purchase of noncontrolling interests	—	(21.4)	—
Net cash used in financing activities	(1,184.2)	(1,141.4)	(1,077.5)
Cash and cash equivalents:
Net decrease in cash and cash equivalents	(5.0)	(13.1)	(15.7)
Balance of cash and cash equivalents at beginning of year	17.3	30.4	46.1
Balance of cash and cash equivalents at end of year	$12.3	$17.3	$30.4
Supplemental cash flow information
Interest paid	$0.8	$1.2	$1.5
Income taxes paid	5.3	5.1	7.2
The accompanying notes are an integral part of the consolidated financial statements.

MillerCoors LLC and Subsidiaries
Consolidated Statements of Shareholders' Investment
(In millions)

	Capital stock	Shareholders' capital	Retained earnings	Accumulated other comprehensive loss	Noncontrolling interest	Total shareholders' investment
Balance as of December 31, 2010	$—	$8,367.0	$—	$(815.8)	$30.5	$7,581.7
Share-based compensation	—	1.9	—	—	—	1.9
Other comprehensive loss	—	—	—	(246.1)	—	(246.1)
Net contributions and distributions	—	(65.1)	(1,003.8)	—	(4.0)	(1,072.9)
Net income	—	—	1,003.8	—	10.2	1,014.0
Balance as of December 31, 2011	$—	$8,303.8	$—	$(1,061.9)	$36.7	$7,278.6
Share-based compensation	—	14.0	—	—	—	14.0
Other comprehensive loss	—	—	—	(66.4)	—	(66.4)
Purchase of noncontrolling interest	—	(18.5)	—	—	(2.9)	(21.4)
Net contributions and distributions	—	95.9	(1,190.9)	—	(20.4)	(1,115.4)
Net income	—	—	1,190.9	—	15.0	1,205.9
Balance as of December 31, 2012	$—	$8,395.2	$—	$(1,128.3)	$28.4	$7,295.3
Share-based compensation	—	2.0	—	—	—	2.0
Other comprehensive income	—	—	—	81.4	—	81.4
Net contributions and distributions	—	120.4	(1,270.5)	—	(21.1)	(1,171.2)
Net income	—	—	1,270.5	—	13.4	1,283.9
Balance as of December 31, 2013	$—	$8,517.6	$—	$(1,046.9)	$20.7	$7,491.4
The accompanying notes are an integral part of the consolidated financial statements.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements
1. Basis of Presentation and Summary of Significant Accounting Policies
Company Description
MillerCoors LLC and subsidiaries (“MillerCoors” or “the Company”) brews, markets and sells the MillerCoors portfolio of brands in the United States ("U.S.") and Puerto Rico. Its major brands include Coors Light, Miller Lite, Keystone, Miller High Life, and Blue Moon.

MillerCoors is a joint venture combining the U.S. and Puerto Rican operations of SABMiller plc (“SABMiller”) and Molson Coors Brewing Company (“Molson Coors”) with Miller Brewing Company (“Miller”) and MC Holding Company LLC (“Coors”) being the direct owners of the Company, collectively the “Shareholders.” Miller and Coors each have a 50% voting interest in MillerCoors and a 58% and 42% economic interest, respectively. SABMiller and Molson Coors have agreed that all of their U.S. operations will be conducted exclusively through the joint venture. The joint venture commenced on July 1, 2008. MillerCoors' opening balances as of July 1, 2008 were based on contributions of assets and liabilities from the Shareholders recognized on a carryover basis. If the Company were to dissolve, the Shareholders would receive proceeds pro rata in accordance with their shareholder capital accounts.
Basis of Presentation and Consolidation
The Company's consolidated financial statements include its accounts and its majority-owned and controlled subsidiaries. The consolidated financial statements are presented on the basis of accounting principles generally accepted in the United States of America (“U.S. GAAP”). Intercompany accounts and transactions have been eliminated in consolidation.
Fiscal Year
The Company's fiscal year ends on December 31.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company to make certain estimates, judgments and assumptions. The Company believes that the estimates, judgments and assumptions used to determine certain amounts that affect the financial statements are reasonable based on information available at the time they are made. To the extent there are differences between these estimates and actual results, the Company's consolidated financial statements may be materially affected.
Cash and Cash Equivalents
Cash and cash equivalents are all highly liquid temporary investments purchased with an original maturity of less than three months.
Accounts Receivable and Notes Receivable
The Company records accounts and notes receivable at net realizable value. This carrying value includes an appropriate allowance for estimated uncollectible amounts to reflect any loss anticipated on the accounts and notes receivable balances. The Company calculates this allowance based on its history of write-offs, level of past-due accounts based on the contractual terms of the receivables and its relationships with and the economic status of its customers. The allowance for doubtful accounts is $0.6 million and $0.7 million as of December 31, 2013 and 2012, respectively.
Inventories
Inventories are stated at lower of cost or market. Cost is determined by the first-in, first-out (“FIFO”) method. The Company regularly assesses the shelf-life of its inventories and reserves for those inventories when it becomes apparent the product will not be sold within its freshness specifications.
Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets. Buildings and improvements are depreciated over useful lives ranging from 20 to 40 years, limited to the minimum lease term for leasehold improvements. Machinery and equipment are depreciated over useful lives ranging from 3 to 25 years. Containers are depreciated over a useful life of 15 years. Land is not depreciated, and construction in progress is not depreciated until ready for service. The cost and related accumulated depreciation of buildings, equipment

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

and containers retired, or otherwise disposed of, are removed from the consolidated balance sheets. Any gain or loss is included in earnings. Ordinary repairs and maintenance are expensed as incurred.
Impairment of Long-Lived Assets
The Company reviews property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property, plant and equipment is measured by comparing the carrying value to the projected undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying value of the asset exceeds its fair market value.
Computer Software
The Company capitalizes the costs of obtaining or developing internal-use computer software, including directly related payroll costs. Computer software developed or obtained for internal use is depreciated using the straight-line method over the estimated useful life of the software, ranging from 3 to 8 years. The cost and related accumulated depreciation of computer software retired, or otherwise disposed of, are removed from the consolidated balance sheets. Any gain or loss is included in earnings. Internally generated costs associated with maintaining computer software programs are expensed as incurred. Computer software is classified in property, plant and equipment in the consolidated balance sheets.
Goodwill and Other Intangible Assets
Finite lived intangible assets are stated at cost less accumulated amortization using a straight-line basis and impairment losses, if any. Cost is determined as the amount paid by the Company, unless the asset has been acquired as part of a business combination. Amortization is included within marketing, general and administrative expenses in the consolidated statements of operations and comprehensive income (loss). The cost and any related accumulated amortization of intangibles which have been disposed of are removed from the consolidated balance sheets. Any gain or loss on disposal is included in earnings.

The Company evaluates the carrying value of its goodwill for impairment at least annually. The Company evaluates its other intangible assets for impairment when there is evidence that certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Significant judgments and assumptions are required in the evaluation of goodwill and intangible assets for impairment.
Fair Value Measurements
Authoritative guidance for fair value measurements defines fair value, establishes a framework for measuring fair value and requires disclosures about assets and liabilities measured at fair value in the financial statements. See Note 3, "Special Items,” for disclosures related to an impairment, Note 6, "Goodwill and Other Intangible Assets," for disclosures related to goodwill impairment testing, Note 7, “Fair Value Measurements,” for disclosures related to financial assets and liabilities and Note 10, “Employee Retirement Plans,” for disclosures related to pension assets.
Derivative Financial Instruments
The Company recognizes all derivative instruments as either assets or liabilities at their estimated fair value in its consolidated balance sheets. The change in a derivative's fair value is recorded each period in current earnings or accumulated other comprehensive income (loss), depending on whether the derivative is designated as part of a hedge transaction and if so, the type of hedge transaction. See Note 7, “Fair Value Measurements,” and Note 8, “Hedging Transactions and Derivative Financial Instruments,” for disclosure of the Company's derivative instruments and hedging activities.
Share-Based Payments
All share-based payments to certain employees, including grants of employee stock options, are recognized as compensation cost in the financial statements based on the fair value of the grants at every period end as liability classified awards.

There are certain share-based compensation plans where employees of the Company were granted awards while employed by the Shareholders prior to the formation of the Company. Compensation cost related to these plans is recognized for unvested awards because the employees are earning their share-based compensation while working at the Company. In addition, because the Company is an unconsolidated subsidiary of the Shareholders, the holders of the awards are considered “non-employees” and the compensation cost is calculated under variable accounting. The Company recorded $2.0 million, $14.0 million and $1.9 million of compensation costs in marketing, general and administrative expenses in the consolidated statements of operations and comprehensive income (loss) related to these awards for the years ended December 31, 2013, 2012 and 2011, respectively. See Note 17, “Share-Based Payments,” for information on additional share-based compensation plans of the Company.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Revenue Recognition
Revenue is recognized when the significant risks and rewards of ownership, including the risk of loss due to lost or stolen product, are transferred to the customer, which is at the time of shipment to unaffiliated customers.

The cost of various discount programs, such as price promotions, rebates and coupons, are treated as a reduction of sales. Sales of products are for cash or otherwise agreed upon credit terms. Sales are stated net of discounts and returns.

Freight costs billed to customers for shipping and handling are recorded as sales, and shipping and handling expenses are recognized as cost of goods sold. The amounts billed to a customer for shipping and handling represent revenues earned for the services provided. The costs incurred for shipping and handling represent costs incurred to deliver the product. The Company has adopted a policy to include these costs within cost of goods sold.
Excise Taxes
Excise taxes collected from customers and remitted to tax authorities are state and federal excise taxes on beer shipments. Excise taxes on beer shipments are shown in a separate line item in the consolidated statements of operations and comprehensive income (loss) as a reduction of sales. Excise taxes collected from customers are recognized as a liability, with the liability subsequently reduced when the taxes are remitted to the tax authority.
Cost of Goods Sold
Cost of goods sold includes brewing raw materials, packaging materials, manufacturing costs, plant administrative support and overheads, inbound and outbound freight costs, purchasing and receiving costs, inspection costs, warehousing and internal transfer costs.
Marketing, General and Administrative Expenses
Marketing, general and administrative expenses include marketing costs, sales costs and non-manufacturing administrative and overhead costs. The creative portion of the Company's advertising activities is expensed as incurred. Production costs are expensed when the advertising is first run. Marketing expense was $893.9 million, $896.6 million and $859.9 million for the years ended December 31, 2013, 2012 and 2011, respectively. Prepaid marketing costs of $25.3 million and $28.9 million were included in prepaid assets in the consolidated balance sheets as of December 31, 2013 and 2012, respectively.
Income Taxes
The Shareholders of the Company have elected to treat the Company as a partnership for U.S. federal and state income tax purposes.  Accordingly, the related tax attributes of the Company are passed through to the Shareholders and income taxes are payable by the Shareholders.

These consolidated financial statements include an income tax provision related to state taxes as the Company is still subject to income taxes in certain states or jurisdictions.
New Accounting Pronouncements
Offsetting Assets and Liabilities Disclosures

In December 2011, the Financial Accounting Standards Board ("FASB") issued authoritative guidance with regards to the disclosure requirements related to offsetting asset and liability positions. The update creates new disclosure requirements regarding the nature of an entity's rights of offset and related arrangements associated with its financial instruments and derivative instruments. The new disclosures are designed to better facilitate comparison between financial statements prepared under U.S. GAAP and International Financial Reporting Standards ("IFRS") by requiring entities to provide financial statement users information about both gross and net exposures. The guidance became effective for the Company beginning in fiscal year 2013. The implementation of this standard is limited to a change in the disclosures in the notes to consolidated financial statements of the Company. See Note 7, "Fair Value Measurements" for disclosures regarding offsetting of derivative assets and liabilities.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Reclassification of Items from Accumulated Other Comprehensive Income (Loss)

In February 2013, the FASB issued authoritative guidance which adds new disclosure requirements for items reclassified out of Accumulated Other Comprehensive Income (Loss) ("AOCI"). The update requires that an entity present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of AOCI based on its source and the income statement line item affected by the reclassification. The guidance is effective for the Company beginning in fiscal year 2014, with early adoption permitted. The Company elected to early adopt this guidance for fiscal year 2013. We have disclosed the required information related to reclassification adjustments within Note 8, "Hedging Transactions and Derivative Financial Instruments" and Note 14, "Accumulated Other Comprehensive Income (Loss)." The adoption of this guidance does not have an impact on the consolidated financial position or results of operations of the Company.

New Accounting Pronouncements Not Yet Adopted

Joint and Several Liability Arrangements

In February 2013, the FASB issued authoritative guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. The guidance is effective for the Company beginning in fiscal year 2014. We do not anticipate that this guidance will have an impact on the consolidated financial position or results of operations of the Company.

2. Variable Interest Entities
Once an entity is determined to be a variable interest entity (“VIE”), the party with the controlling financial interest, the primary beneficiary, is required to consolidate the entity. The Company has investments in VIEs, of which the Company has determined it is the primary beneficiary. These are Rocky Mountain Metal Container and Rocky Mountain Bottle Company. Accordingly, the Company has consolidated these two joint ventures.

Rocky Mountain Metal Container

Rocky Mountain Metal Container (“RMMC”), a Colorado limited liability company, is a joint venture with Ball Corporation (“Ball”) in which the Company holds a 50% interest. The Company has a can and end supply agreement with RMMC. Under this agreement, the Company purchases substantially all of the output of RMMC. RMMC manufactures cans and ends at the Company's facilities, which RMMC is operating under a use and license agreement. As RMMC is a limited liability company (“LLC”), the tax consequences flow to the joint venture partners.
Rocky Mountain Bottle Company

Rocky Mountain Bottle Company (“RMBC”), a Colorado limited liability company, is a joint venture with Owens-Brockway Glass Container, Inc. (“Owens”) in which the Company holds a 50% interest. The Company has a supply agreement with RMBC under which the Company agrees to purchase output approximating the agreed upon annual plant capacity. RMBC manufactures bottles at the Company's facilities, which RMBC is operating under a lease agreement. As RMBC is a LLC, the tax consequences flow to the joint venture partners.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

3. Special Items
The Company has incurred charges that are not indicative of its core operations. As such, the Company has separately classified these costs as special items.

Special items, as reported in the consolidated statements of operations and comprehensive income (loss) consist of:

	For the years ended December 31
	2013	2012	2011
	(In millions)
Restructuring charges	$17.2	$—	$—
Asset write-offs	2.6	34.1	—
Pension curtailment	—	(2.3)	—
Sparks impairment charge	—	—	60.0
Multi-employer pension plan assumption	—	—	50.9
Consulting, relocation and other integration costs	—	—	2.5
Total	$19.8	$31.8	$113.4

During 2013, the Company implemented restructuring activities impacting approximately 200 salaried employees in order to reduce fixed costs. Total restructuring charges were $17.2 million, of which $13.1 million related to severance costs. The remaining charges consist of actuarially determined special termination benefits, legal fees, relocation costs and other employee benefits.

The Company recognized $2.6 million and $34.1 million of expense for asset write-offs for the years ended December 31, 2013 and 2012, respectively. Charges of $2.6 million and $15.4 million in 2013 and 2012, respectively, were recorded for the write-off of internal-use computer software determined to have no future economic benefit to the Company. A charge of $18.7 million was recorded in 2012 for the write-off of assets related to the Home Draft package which was discontinued.

During 2012, the Company recorded a $2.3 million pension curtailment gain. The pension curtailment resulted from a change to the MillerCoors Retirement Plan to cease benefit accruals for certain active hourly and salaried non-exempt participants as discussed in Note 10, “Employee Retirement Plans”.

During 2011, the Company concluded that the decline in the financial performance of the Sparks brand below levels assumed in the estimated fair value assessment conducted in December 2008 was a triggering event that required an impairment test to be performed. The Company shortened the life of the Sparks brand to 1.25 years from 8 years, resulting in the Company's estimated gross cash flows being less than the carrying value of the brand. As such, the Company prepared a cash flow analysis based on management's estimate of the brand's future financial performance discounted at a rate that reflects the Company's cost of capital. This analysis resulted in an estimated fair value below the carrying value of the brand, and the Company recognized a $60.0 million impairment charge.

During 2011, the Company recognized a charge of $50.9 million due to the Company’s planned assumption of the Milwaukee Brewery Workers’ Pension Plan (“MBW Plan”). See Note 10, “Employee Retirement Plans,” for further discussion.

Consulting, relocation and other integration costs are mainly comprised of third party consulting costs related to the joint venture formation, relocation costs of employees required to move as a result of joint venture staffing decisions and the formation of the headquarters and other miscellaneous costs related to the integration of the Company.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The following summarizes activities relating to restructuring accruals, which are included in other current liabilities and other liabilities in the consolidated balance sheets:

	Severance costs	Contract termination costs	Total restructuring costs
	(In millions)
Balance as of December 31, 2010	$4.0	$2.0	$6.0
Charges incurred	—	—	—
Payments made	(4.0)	(1.1)	(5.1)
Balance as of December 31, 2011	$—	$0.9	$0.9
Charges incurred	—	—	—
Payments made	—	(0.3)	(0.3)
Balance as of December 31, 2012	$—	$0.6	$0.6
Charges incurred	13.1	—	13.1
Payments made	(3.3)	(0.2)	(3.5)
Balance as of December 31, 2013	$9.8	$0.4	$10.2

4. Inventories
Inventories, net of reserves, consist of the following:

	As of December 31
	2013	2012
	(In millions)
Raw materials	$251.7	$267.0
Work in process	86.9	78.6
Finished goods	76.0	83.7
Spare parts	49.7	50.6
Other inventories	17.5	17.3
Total gross inventories	$481.8	$497.2
Inventory reserves	(15.8)	(15.7)
Total inventories, net	$466.0	$481.5

5. Property, Plant and Equipment
Property, plant and equipment, net of the related accumulated depreciation, consists of the following:

	As of December 31
	2013	2012
	(In millions)
Land and improvements	$191.7	$182.6
Buildings and improvements	873.6	829.0
Machinery and equipment	3,725.1	3,575.9
Capitalized software	193.1	157.6
Containers	174.3	163.1
Construction in progress	333.2	335.6
Total property, plant and equipment at cost	$5,491.0	$5,243.8
Less: accumulated depreciation	(2,800.2)	(2,656.3)
Total property, plant and equipment, net	$2,690.8	$2,587.5

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Depreciation of property, plant and equipment was $226.5 million, $218.9 million and $231.6 million for the years ended December 31, 2013, 2012 and 2011, respectively. Included in depreciation is software amortization of $26.8 million, $17.8 million and $22.1 million for the years ended December 31, 2013, 2012 and 2011, respectively.

6. Goodwill and Other Intangible Assets
As of December 31, 2013 and 2012, the carrying value of goodwill resulted primarily from the Shareholders' transactions prior to the formation of the joint venture. The Company is required to perform goodwill impairment tests on at least an annual basis and more frequently in certain circumstances. The Company completed the required goodwill impairment testing as of November 30, 2013. As of the latest impairment testing date, the fair value of goodwill, as determined by a combination of discounted cash flow analyses and evaluations of values derived from earnings multiples of comparable public companies, was substantially in excess of its carrying value. As such, there was no impairment.

The following tables present details of the Company's finite lived intangible assets:

	As of December 31, 2013
	Useful life	Cost	Accumulated amortization	Net
	(Years)	(In millions)
Intangible assets subject to amortization:
Brands	8-40	$2,101.0	$(358.0)	$1,743.0
Distribution network	29	85.0	(32.9)	52.1
Contract brewing	8	35.0	(35.0)	—
Patents	16	22.0	(15.4)	6.6
Distribution rights	15-29	104.2	(21.3)	82.9
Other	15-39	13.7	(8.1)	5.6
Total		$2,360.9	$(470.7)	$1,890.2

	As of December 31, 2012
	Useful life	Cost	Accumulated amortization	Net
	(Years)	(In millions)
Intangible assets subject to amortization:
Brands	8-40	$2,101.0	$(302.7)	$1,798.3
Distribution network	29	85.0	(29.9)	55.1
Contract brewing	8	35.0	(35.0)	—
Patents	16	22.0	(14.0)	8.0
Distribution rights	15-29	104.2	(16.4)	87.8
Other	15-39	13.7	(7.7)	6.0
Total		$2,360.9	$(405.7)	$1,955.2

The estimated future amortization expense for intangible assets for the years ending December 31 is as follows:

Amount
(In millions)
2014	$65.0
2015	64.7
2016	64.7
2017	64.7
2018	64.4

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Amortization expense of intangible assets was $65.0 million, $66.5 million and $70.2 million for the years ended December 31, 2013, 2012 and 2011, respectively.

7. Fair Value Measurements
Derivative assets and liabilities are financial instruments measured at fair value on a recurring basis. Certain assets and liabilities are subject to review for impairment and are measured at fair value on a non-recurring basis. The guidance on fair value measurements and disclosures has been applied to these balances accordingly.

The authoritative guidance for fair value establishes a hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach and cost approach). The Company utilizes a combination of market and income approaches to value derivative instruments. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels of the hierarchy are as follows:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities
Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or
Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or
Inputs other than quoted prices that are observable for the asset or liability
Level 3	Unobservable inputs for the asset or liability

The following tables present information about the Company's derivative assets and liabilities measured at fair value on a recurring basis:

	Fair value measurements as of December 31, 2013
	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	(In millions)
Commodity derivative assets	$1.0	$—	$1.0	$—
Commodity derivative liabilities	(54.6)	(0.4)	(54.2)	—
Foreign exchange assets	0.2	—	0.2	—
Total	$(53.4)	$(0.4)	$(53.0)	$—

	Fair value measurements as of December 31, 2012
	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	(In millions)
Commodity derivative assets	$8.9	$—	$8.9	$—
Commodity derivative liabilities	(21.3)	(4.5)	(16.8)	—
Foreign exchange assets	0.3	—	0.3	—
Total	$(12.1)	$(4.5)	$(7.6)	$—

The Company recognizes the transfer of derivative instruments between the levels in the fair value hierarchy at the end of the reporting period. There were no transfers between Level 1 and Level 2 during fiscal years 2013 and 2012. The Company had no outstanding derivatives classified as Level 3 as of December 31, 2013 or 2012.

The Company endeavors to utilize the best available information in measuring fair value. The derivative assets and liabilities are valued using the listed markets if market data for identical contracts exist or a combination of listed markets and published prices if market data for similar contracts exist. As such, these derivative instruments are classified within Level 1 or Level 2, as appropriate. The Company manages credit risk of its derivative instruments on the basis of its net exposure with each counterparty and has elected to measure the fair value in the same manner.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The Company holds master netting arrangements with all counterparties, entitling it to the right of offset and net settlement for all contracts. See Note 8, “Hedging Transactions and Derivative Financial Instruments," for additional information on derivative financial instruments. The following tables present information about the Company’s gross derivative assets and liabilities as well as related offsetting in the consolidated balance sheets:

	Offsetting of derivative assets as of December 31, 2013
	Gross amounts of recognized assets	Gross amounts offset in the consolidated balance sheets	Net amounts of assets presented in the consolidated balance sheets
	(In millions)
Description
Derivatives	$1.3	$(0.1)	$1.2
Total	$1.3	$(0.1)	$1.2

	Offsetting of derivative liabilities as of December 31, 2013
	Gross amounts of recognized liabilities	Gross amounts offset in the consolidated balance sheets	Net amounts of liabilities presented in the consolidated balance sheets
	(In millions)
Description
Derivatives	$55.5	$(0.9)	$54.6
Total	$55.5	$(0.9)	$54.6

	Offsetting of derivative assets as of December 31, 2012
	Gross amounts of recognized assets	Gross amounts offset in the consolidated balance sheets	Net amounts of assets presented in the consolidated balance sheets
	(In millions)
Description
Derivatives	$15.7	$(6.5)	$9.2
Total	$15.7	$(6.5)	$9.2

	Offsetting of derivative liabilities as of December 31, 2012
	Gross amounts of recognized liabilities	Gross amounts offset in the consolidated balance sheets	Net amounts of liabilities presented in the consolidated balance sheets
	(In millions)
Description
Derivatives	$24.4	$(3.1)	$21.3
Total	$24.4	$(3.1)	$21.3

In 2011, the Company recognized an impairment charge on an intangible asset which resulted in the fair value measurement of the Sparks brand on a non-recurring basis. The fair value measurement is defined as Level 3 in the fair value hierarchy as the valuation inputs are considered to be unobservable. For discussion of the valuation techniques used to measure the fair value, a description of the inputs and information used to develop those inputs, refer to Note 3, "Special Items."

The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, accounts payable and current accrued liabilities approximate fair value as recorded in the consolidated financial statements due to the short-term nature of these instruments. Assuming current market rates for similar instruments and considering non-performance risk, the carrying value of long-term debt approximated the fair value as of December 31, 2013 and 2012 The Company utilizes market approaches to estimate the fair value of outstanding borrowings by discounting anticipated future cash flows derived from the contractual terms of the obligations and observable market interest rates. All outstanding borrowings are valued based on significant observable inputs and would be classified as Level 2 in the fair value hierarchy.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

8. Hedging Transactions and Derivative Financial Instruments
Overview and Risk Management Policies

In the normal course of business, the Company is exposed to fluctuations of commodity prices and foreign exchange rates. These exposures relate to the acquisition of brewing materials, packaging materials, transportation surcharges and imported products. The Company has established policies and procedures that govern the strategic management of these exposures through the use of a variety of financial instruments. By policy, the Company does not enter into such contracts for trading purposes or for the purpose of speculation.

The Company’s objective in managing its exposure to fluctuations in commodity prices is to reduce the volatility in its cash flows and earnings caused by unexpected fluctuations in the commodity markets. To achieve this objective, the Company enters into futures contracts, swaps, options and purchased option collars. In general, maturity dates of the contracts coincide with market purchases of the commodity. The Company may also embed option features within its barley supply contracts that require bifurcation. These embedded options are accounted for at fair value on the consolidated balance sheet as of December 31, 2013. The Company may simultaneously enter into offsetting option contracts with financial counterparties that mirror the terms of the option feature in the supply contracts. As of December 31, 2013, the Company had financial commodity swaps, futures contracts and options in place to hedge certain future expected purchases of aluminum can sheet, aluminum cans, natural gas, electricity, diesel fuel surcharge and barley. These contracts are either marked-to-market, with changes in fair value recognized in cost of goods sold, or have been designated as cash flow hedges of forecasted purchases, and recognized in other comprehensive income (loss).

In order to manage exposure to fluctuations in foreign currency and to reduce the volatility in cash flows and earnings caused by unexpected adverse fluctuations in foreign exchange rates, the Company enters into forward contracts. The Company’s exposure to foreign exchange rates exists primarily with the European Euro and the Czech Koruna. Maturity dates of the contracts generally coincide with the settlement of the forecasted transactions and these contracts are marked-to-market, with changes in fair value recognized in cost of goods sold.

As of December 31, 2013, the maturities of the Company’s derivative instruments ranged from one month to four years. The following are notional transaction values for the Company’s outstanding derivatives, summarized by instrument type:

	Notional value
	As of December 31
	2013	2012
	(In millions)
Instrument Type:
Swaps	$534.0	$548.5
Forwards	10.3	11.5
Exchange traded futures contracts	0.9	8.1
Options[1]	27.2	0.4
Total	$572.4	$568.5

[1] Comprised of both buy and sell positions, shown in terms of absolute value.

The Company also enters into physical hedging agreements directly with its suppliers as a part of its risk management strategy. The Company has concluded that some of these contracts are derivatives and has elected the “Normal Purchase Normal Sales” exemption. As a result, these contracts do not need to be recorded on the consolidated balance sheets. For contracts which the Company elected the “Normal Purchase Normal Sales” scope exception, it appropriately documented the basis of its conclusion. The Company also considers whether any provisions in its contracts represent “embedded” derivative instruments, as defined in the accounting standards, and applies the appropriate accounting.

Counterparty Risk and Collateral

Counterparty default risk is considered low because the types of derivatives that the Company enters into are either over-the-counter instruments transacted with highly rated financial institutions or highly liquid exchange-traded instruments with frequent margin posting requirements. Additionally, bilateral collateral posting arrangements are in place with the Company’s counterparties, including some suppliers, which require posting of collateral if the fair values of its positions exceed certain

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

thresholds. These agreements call for the posting of collateral in the form of cash if a fair value loss position to the Company’s counterparties or the Company exceeds a certain amount, which varies by counterparty.

The Company has elected to present its cash collateral utilizing a gross presentation, in which cash collateral amounts held or provided are not netted against the fair value of outstanding derivative instruments. As of December 31, 2013 and 2012, the Company posted $0.6 million and $4.8 million, respectively, in collateral with its counterparties, which is classified as prepaid assets and other assets in the consolidated balance sheets. The entire amount of collateral outstanding is associated with derivative contracts.

Hedge Accounting Policies and Presentation

The majority of all derivatives entered into by the Company qualify for and are designated as cash flow hedges.

All derivatives are recognized on the consolidated balance sheets at their fair value. See discussion regarding fair value measurements in Note 7, “Fair Value Measurements.” The effective portion of changes in the fair value of commodity derivative instruments qualifying as cash flow hedges are reported in other comprehensive income (loss) and are subsequently reclassified into earnings when the forecasted transaction affects earnings. Gains and losses from the ineffective portion or the excluded component of any hedge are recognized in the income statement immediately. The Company formally documents all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking hedge transactions as required by the standards. The Company formally assesses, both at hedge inception and on an ongoing basis, whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. When it is determined that a derivative is not, or has ceased to be, highly effective as a hedge, the Company discontinues hedge accounting prospectively. When the Company discontinues hedge accounting prospectively, but it continues to be probable that the forecasted transaction will occur, the existing gain or loss on the derivative remains in accumulated other comprehensive income (loss) and is reclassified into earnings when the original forecasted transaction affects earnings. In a situation where it becomes probable that a hedged forecasted transaction will not occur, any gains and/or losses that have been recorded in accumulated other comprehensive income (loss) would be immediately reclassified into earnings. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Company will carry the derivative at its fair value on the consolidated balance sheets until maturity, recognizing future changes in the fair value in earnings.

The Company records realized gains and losses from derivative instruments to the same financial statement line item as the hedged item/forecasted transaction. Changes in unrealized gains and losses for derivatives not designated as a cash flow hedge are recorded directly in earnings each period and are recorded to the same financial statement line item as the associated realized (cash settled) gains and losses. Cash flows from the settlement of derivatives, including both economic hedges and those designated in hedge accounting relationships, appear in the consolidated statements of cash flows in the same categories as the cash flows of the hedged item.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Results of Derivative Activities

The following tables present the location and fair value of all assets and liabilities associated with the Company's hedging instruments within the consolidated balance sheets:

	Fair value as of December 31
	2013		2012
	Assets	Liabilities	Assets	Liabilities
	(In millions)
Derivatives designated as hedging instruments:
Current:
Commodity contracts	$0.1	$(37.2)	$7.8	$(11.8)
Noncurrent:
Commodity contracts	—	(17.4)	0.6	(9.2)
Total derivatives designated as hedging instruments	$0.1	$(54.6)	$8.4	$(21.0)

Derivatives not designated as hedging instruments:
Current:
Commodity contracts	$0.7	$—	$0.3	$(0.1)
Foreign exchange contracts	0.2	—	0.2	—
Noncurrent:
Commodity contracts	0.2	—	0.2	(0.2)
Foreign exchange contracts	—	—	0.1	—
Total derivatives not designated as hedging instruments	$1.1	$—	$0.8	$(0.3)
Total derivatives	$1.2	$(54.6)	$9.2	$(21.3)

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The following tables present the impact of derivative instruments and their location within the consolidated statements of operations and comprehensive income (loss). Amounts are presented gross of tax.

	For the year ended December 31, 2013
	Net gain (loss) recognized in OCI on derivative (Effective portion)	Net gain (loss) reclassified from AOCI into income (Effective portion)		Net gain (loss) recorded in income (Ineffective portion)
	Amount	Location	Amount	Location	Amount
	(In millions)
Derivatives in cash flow hedging relationships:
Commodity contracts	$(75.5)	Cost of goods sold	$(29.4)	Cost of goods sold	$0.8
Total	$(75.5)		$(29.4)		$0.8

	For the year ended December 31, 2012
	Net gain (loss) recognized in OCI on derivative (Effective portion)	Net gain (loss) reclassified from AOCI into income (Effective portion)		Net gain (loss) recorded in income (Ineffective portion)
	Amount	Location	Amount	Location	Amount
	(In millions)
Derivatives in cash flow hedging relationships:
Commodity contracts	$(5.6)	Cost of goods sold	$(25.5)	Cost of goods sold	$(8.5)
Total	$(5.6)		$(25.5)		$(8.5)

		For the years ended December 31
		2013	2012
	Location of net gain (loss) recognized in income on derivative	Amount of net gain (loss) recognized in income on derivative	Amount of net gain (loss) recognized in income on derivative
		(In millions)
Derivatives not in hedging relationship:
Commodity contracts	Cost of goods sold	$0.7	$(0.3)
Foreign exchange contracts	Cost of goods sold	0.1	0.4
Total		$0.8	$0.1

Included in the Company's total net unrealized losses from commodity cash flow hedges as of December 31, 2013, are approximately $36.6 million in unrealized net losses that are expected to be reclassified into earnings within the next calendar year.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

9. Other Current Liabilities
Other current liabilities consist of:

	As of December 31
	2013	2012
	(In millions)
Accrued excise and non-income related taxes	$83.1	$75.6
Customer deposits on containers	56.6	57.7
Insurance	11.6	12.6
Current portion of long-term debt	8.0	4.5
Other	28.8	21.6
Total other current liabilities	$188.1	$172.0

10. Employee Retirement Plans
Defined Contribution Plans

Essentially all employees of the Company are covered by a qualified defined contribution plan, the provisions of which vary by employee group. Contributions by the Company to qualified defined contribution plans were $56.0 million, $48.3 million and $45.1 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Multi-employer Pension Plans

The Company and a third party were responsible for the Milwaukee Brewery Workers' Pension Plan (“MBW Plan”). On November 24, 2009, the Company received a letter from the trustees of the MBW Plan rejecting the Company's position that the MillerCoors joint venture transaction qualified as exempt under Employee Retirement Income Security Act (“ERISA”) Section 4204.  ERISA Section 4204 provides that, if certain conditions are met, the sale of assets of a participating employer will not be considered a withdrawal and, therefore, the seller is exempt from withdrawal liability.  However, the trustees did not assess a withdrawal liability and the Company does not believe a withdrawal liability was triggered.  Rather, the trustees invited the Company to enter into discussions regarding a mutually satisfactory resolution of the MBW Plan's withdrawal liability claims.

As a result of discussions between the Company and the trustees of the MBW Plan on various options to remedy the situation, the Company elected an option to assume the assets and liabilities of the MBW Plan. As of September 30, 2011, the Company determined it was probable that the Company would assume the assets and liabilities of the MBW Plan and prospectively changed the accounting for the MBW Plan from defined contribution plan accounting to defined benefit plan accounting. As of that date, the Company recorded a charge of $50.9 million, included in special items, to recognize the net liability of the MBW Plan on its balance sheet. As of December 31, 2012, the Company completed negotiations with the trustees of the MBW Plan and assumed the assets and liabilities of the MBW Plan.

In addition to the MBW Plan, the Company participates in and makes contributions to other multi-employer pension plans. Contributions to multi-employer pension plans were $7.7 million, $7.8 million and $12.6 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Defined Benefit Plans

The Company offers defined benefit plans that cover salaried non-union, hourly non-union and union employees while maintaining separate benefit structures across the various employee groups. Benefit accruals for the majority of salaried non-union, hourly non-union and union employees have been frozen and the plans are closed to new entrants.

The actuarial method used is the unit credit method.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The accumulated benefit obligation, changes in the projected benefit obligation and plan assets and funded status of the pension plans are as follows:

	As of December 31
	2013	2012
	(In millions)
Actuarial present value of accumulated benefit obligation	$2,739.4	$3,074.2
Change in projected benefit obligation:
Projected benefit obligation, beginning of year	$3,110.7	$2,867.6
Service cost	4.1	19.1
Interest cost	106.1	111.5
Curtailments loss/(gain)	0.8	(11.7)
Actuarial (gain)/loss	(292.9)	278.4
Benefits paid	(162.9)	(154.2)
Projected benefit obligation, end of year	$2,765.9	$3,110.7
Change in plan assets:
Fair value of plan assets, beginning of year	$2,497.0	$2,263.2
Actual (loss)/return on plan assets	(115.1)	278.8
Employer contributions	101.9	118.0
Administrative expenses	(8.3)	(8.8)
Benefits paid	(162.9)	(154.2)
Fair value of plan assets, end of year	$2,312.6	$2,497.0
Funded status at end of year:
Projected benefit obligation	$(2,765.9)	$(3,110.7)
Fair value of plan assets	2,312.6	2,497.0
Funded status—underfunded	$(453.3)	$(613.7)
Amounts recognized in the consolidated balance sheets:
Current liabilities	$(2.1)	$(2.6)
Noncurrent liabilities	(451.2)	(611.1)
Total	$(453.3)	$(613.7)
Amounts included in accumulated other comprehensive (income) loss:
Net actuarial loss	$914.3	$974.6
Net prior service cost	0.4	0.5
Total	$914.7	$975.1

The estimated prior service cost and net actuarial loss for defined benefit pension plans that will be amortized from accumulated other comprehensive loss into net periodic pension cost over the next fiscal year are $0.1 million and $31.0 million, respectively.

Assumptions used in the calculation of the benefit obligation include the settlement discount rate and rate of compensation increases and are detailed in the table below.

	As of December 31
	2013	2012
Weighted average assumptions:
Discount rate[1]	4.48%	3.55%
Rate of compensation increases	2.80%	2.50%

[1] Rate utilized based on the Citigroup Pension Liability Index and combined projected cash flows at year-end.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Effective December 31, 2012, the Company combined the MillerCoors LLC Pension Plan (the “Miller Pension Plan”), the MillerCoors LLC Retirement Plan (the “Coors Retirement Plan”) and the MBW Plan into a single plan. Effective January 1, 2013, the assets of the three plans were merged into a single trust. The MillerCoors LLC Pension Plan (the “Plan”) is the surviving Plan. The assets of the Plan continue to be invested using a Liability Driven Investment (“LDI”) approach intended to minimize the impact of interest rate changes on the Plan’s funded status. Following is a comparison of target asset allocations to actual asset allocations:

	As of December 31
	2013		2012
	Target allocation	Actual allocation	Target allocation	Actual allocation
Equity securities	17.0%	20.0%	21.5%	22.9%
Fixed income securities[1]	83.0%	80.0%	78.1%	76.7%
Hedge funds	—%	—%	0.2%	0.2%
Real estate	—%	—%	0.2%	0.2%
Total	100.0%	100.0%	100.0%	100.0%

[1] Includes cash held in short term investment fund

A portion of Plan assets is allocated to a growth, or return seeking, portfolio investing in a diversified pool of assets including both U.S. and international equity and fixed income securities intended to generate incremental returns relative to a risk free rate in order to meet future liability growth. Additionally, a portion of Plan assets is allocated to an interest rate immunizing portfolio comprised of long duration fixed income securities, U.S. treasury strips and derivative overlay positions designed to offset changes in the value of pension liabilities and mitigate funded status volatility resulting from changes in interest rates. Finally, a portion of Plan assets is allocated to a portfolio of cash and cash equivalents designed to meet short-term liquidity needs, reduce overall risk and provide collateral for certain derivative positions. Allocations between the growth portfolio, immunizing portfolio and liquidity portfolio are outlined in the Plans' formal Investment Policy Statement and are determined based on the estimated funded status, with specific asset allocations prescribed for various ranges of funded status.

Equity securities primarily include investments in commingled equity funds, large and small cap domestic equities, and international equities including both developed (EAFE) and emerging markets. Fixed income securities include commingled bond funds, a limited partnership bond fund, corporate bonds, non-government backed collateralized obligations and mortgage backed securities, U.S. government agency securities and strips, government bonds/notes/bills/strips, and municipal and provincial bonds and notes. Fixed income securities also include derivatives such as interest rate swaps and swaptions.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Commingled fund holdings for the Plan as of December 31, 2013 are outlined below:

Manager	Fund Name	Sector	% of Total Portfolio
Prudential	US Long Duration Corp Bond Fd J	Long Duration Fixed Income	12.5%
SSgA	Russell 1000 Index Fund	US Large Cap Equity	6.6%
Marathon	Marathon-London Group Trust	EAFE Equity - Active	3.5%
Pyrford	Pyrford International Trust	EAFE Equity - Active	3.2%
Amundi	Global Emerging Mkts Equity Fund	Emerging Mkts Equity	2.0%
Robeco	Global EM Equity II Fund	Emerging Mkts Equity	2.0%
Wellington	JPM PAG EM Debt Fund	Emerging Mkts Debt	2.0%
Investec	Investec EM Local Currency Dynamic Debt Fund LLC	Emerging Mkts Debt	1.1%
Wellington	WTC-CIF II PGA Core High Yield Bond Fund	Fixed Income	1.1%
SSgA	MSCI EAFE Index Fund	EAFE Equity - Passive	0.3%
Total			34.3%

The Company has established prudent and specific investment guidelines and has hired investment managers to manage plan assets after carefully considering the management firm's structure, investment process, research capabilities and performance relative to peers, and believes that no significant concentrations of risk exist with any given investment manager or within any single category of assets.

An investment return assumption for the Plan has been determined by applying projected capital asset pricing model market return assumptions provided by the Company's defined benefit plan advisor, to Plan assets on a weighted average basis, with consideration given to target allocations for each asset class.

Fair Value of Plan Investments

Fair values of the Company's defined benefit Plan investments as of December 31, 2013 and 2012 are outlined below.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

	Fair value measurements as of December 31, 2013
	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	(In millions)
Cash—non-interest bearing	$1.2	$1.2	$—	$—
Receivables
Accrued income	12.0	12.0	—	—
Cash collateral receivable	1.0	1.0	—	—
Receivable for securities sold	8.1	8.1	—	—
Total receivables	$21.1	$21.1	$—	$—

Investments
Cash - interest bearing
Invested cash	60.0	60.0	—	—
Short-term investment funds	59.9	—	59.9	—
Commingled funds/common/collective trusts
Bond funds	385.8	—	385.8	—
Equity funds - U.S.	154.4	—	154.4	—
Equity funds - international	253.7	—	253.7	—
Hedge funds	0.2	—	—	0.2
Common stock
Common stock - depository receipts	0.2	0.2	—	—
Common stock excluding depository receipts	52.3	52.3	—	—
Fixed income securities
Bond fund - limited partnership	51.0	—	—	51.0
Corporate bonds	692.0	—	687.8	4.2
Derivative contracts - interest rate swaps	2.6	—	2.6	—
Derivative contracts - interest rate swaptions	0.7	—	0.7	—
Foreign government bonds	0.5	—	0.5	—
Government agency bills	18.6	—	18.6	—
Government agency debt	55.7	—	55.7	—
Government agency strips	8.1	—	8.1	—
Municipal & provincial bonds	29.7	—	29.7	—
Non-government backed collateralized obligations & MBS	3.7	—	3.7	—
Repurchase agreements	2.2	—	—	2.2
U.S. government bonds	124.5	—	124.5	—
U.S. government notes	60.6	—	60.6	—
U.S. treasury bills	3.7	—	3.7	—
U.S. treasury strips	346.3	—	346.3	—
Total investments	$2,366.4	$112.5	$2,196.3	$57.6
Liabilities
Cash collateral payable	(0.1)	(0.1)	—	—
Due for derivative contracts	(48.2)	—	(48.2)	—
Due for margins	(0.2)	(0.2)	—	—
Due for securities purchased	(27.6)	(27.6)	—	—
Total liabilities	$(76.1)	$(27.9)	$(48.2)	$—
Net assets available for benefits	$2,312.6	$106.9	$2,148.1	$57.6

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

	Fair value measurements as of December 31, 2012
	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	(In millions)
Cash—non-interest bearing	$12.9	$12.9	$—	$—
Receivables
Accrued income	12.1	12.1	—	—
Cash collateral receivable	0.6	—	—	0.6
Receivable for withdrawal liability from third party	4.0	—	—	4.0
Receivable for securities sold	27.9	27.9	—	—
Total receivables	$44.6	$40.0	$—	$4.6
Investments
Cash - interest bearing
Invested cash	—	—	—	—
Short-term investment funds	38.5	—	38.5	—
Commingled funds/common/collective trusts
Bond funds	362.2	—	362.2	—
Equity funds - U.S.	177.7	—	177.7	—
Equity funds - international	314.5	—	314.5	—
Hedge funds	3.8	—	—	3.8
Real estate funds	4.8	—	—	4.8
Common stock
Common stock - depository receipts	2.2	2.2	—	—
Common stock excluding depository receipts	73.7	73.7	—	—
Fixed income securities
Bond fund - limited partnership	48.2	—	—	48.2
Corporate bonds	770.7	—	766.2	4.5
Derivative contracts - interest rate swaps	18.4	—	17.7	0.7
Derivative contracts - interest rate swaptions	11.8	—	11.8	—
Foreign government bonds	0.5	—	0.5	—
Government agency debt	73.2	—	72.9	0.3
Government agency strips	7.9	—	7.9	—
Municipal & provincial bonds	36.4	—	36.4	—
Non-government backed collateralized obligations & MBS	13.0	—	13.0	—
U.S. government bonds	106.2	—	106.2	—
U.S. government notes	101.4	—	101.4	—
U.S. treasury bills	7.6	—	7.6	—
U.S. treasury strips	294.8	—	294.8	—
Mutual funds
Bond funds	5.1	5.1	—	—
Total investments	$2,472.6	$81.0	$2,329.3	$62.3
Liabilities
Cash collateral payable	(0.1)	—	—	(0.1)
Due for derivative contracts	(0.7)	—	(0.7)	—
Due for margins	(0.1)	(0.1)	—	—
Due for securities purchased	(32.2)	(32.2)	—	—
Total liabilities	$(33.1)	$(32.3)	$(0.7)	$(0.1)
Net assets available for benefits	$2,497.0	$101.6	$2,328.6	$66.8

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Change in value of Level 3 assets are as follows:

	For the year ended December 31, 2013
	Bond fund limited partnership	Cash collateral receivable	Cash collateral payable	Corporate bonds	Derivative IR swaps	Gov't agencies	Hedge funds	Repurchase agreement	Real estate	Receivable for withdrawal liability	Total
	(In millions)
Balance, beginning of year	$48.2	$0.6	$(0.1)	$4.5	$0.7	$0.3	$3.8	$—	$4.8	$4.0	$66.8
Transfers in/(out) beginning of year	—	(0.6)	0.1	0.7	—	—	—	—	—	—	0.2
Purchases and other acquisitions	—	—	—	2.7	—	—	—	2.2	—	—	4.9
Sales and other settlements	—	—	—	—	(0.5)	(0.1)	(3.7)	—	(4.8)	(4.0)	(13.1)
Change in unrealized gain/(loss) (“UGL”)	2.8	—	—	(0.5)	—	—	—	—	—	—	2.3
Change in UGL adj due to security movements	—	—	—	0.3	—	—	(0.2)	—	—	—	0.1
Change in UGL due to transfer in/(out)	—	—	—	—	(0.7)	—	—	—	—	—	(0.7)
Realized gain/(loss)	—	—	—	—	0.5	(0.2)	0.3	—	—	—	0.6
Transfers in/(out) end of year	—	—	—	(3.5)	—	—	—	—	—	—	(3.5)
Balance, end of year	$51.0	$—	$—	$4.2	$—	$—	$0.2	$2.2	$—	$—	$57.6

Valuation Methodologies

Outlined below are the valuation techniques used to determine the fair value of various types of plan investments:

•	Cash (interest and non-interest bearing) (Level 1) - Valued at cost.

•
Commingled Funds / Common / Collective Trusts - Excluding Real Estate and Hedge Funds (Level 2) - These are trusts established for the collective investment of assets contributed from employee benefit plans maintained by more than one plan sponsor. Units are valued based on the fair value of the fund's underlying investments, with the fund valued at Net Asset Value observable only indirectly via fund managers by fund participants. Real Estate and Hedge Funds are valued by investment managers and independent appraisers on a periodic basis and since data is not readily observable are classified as Level 3.

•
Common Stock and Depository Receipts (Level 1) - Valued using the official close, last trade, bid or ask price (all readily observable inputs) reported on the active market or exchange on which the individual securities are traded.

•
Fixed Income - (Level 2, unless priced by the Investment Manager or by a service not readily available to the public, then Level 3) - Corporate Bonds, Non-Government Backed Collateralized Mortgage Obligations (CMOs) and Mortgage Backed Securities (MBS) are priced by brokers based on structured product markets, interest rate movements, new issue information, issuer ratings, dealer quotes, trade prices, etc., which are either directly or indirectly observable. Government Agencies, Bonds, Backed CMOs and MBS, U.S. Treasury Bills and Strips and Repurchase Agreements are priced based on dealer quotes, bond market activity, trade execution data, interest rate movements and volatilities, LIBOR/Swap forward curves and credit spreads, all of which are either directly or indirectly observable. Municipal and Provincial Bonds are priced using data obtained from market makers, brokers, dealers and analysts. Data includes information on current trades, bid-wanted lists and offerings, general information on market movements, direction, trends and specific data on specialty issues, all of which are either directly or indirectly observable.

•
Derivative Contracts - (Level 2 unless priced by Investment Manager, then Level 3) - Unless priced by an investment manager, Credit Default Swaps and Interest Rate Forwards, Options, Swaps and Swaptions are priced using observable inputs including yields, interest rate curves and spreads. Exchange traded derivatives are typically priced using the last trade price, representing the last price at which the security was last traded on the exchange. Futures

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Contracts are valued using exchange traded quotes that are readily observable in the market and are therefore classified as Level 1.

•
Short Term Investment Funds (STIF) (Level 2) - Units are valued based on the fair value of the fund's underlying investments, with the fund valued at Net Asset Value observable only indirectly via fund managers by fund participants.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Pension Expense

The following represents the Company's net periodic pension cost, excluding the 2011 charge associated with the planned assumption of the MBW Plan:

	For the years ended December 31
	2013	2012	2011
	(In millions)
Components of net periodic pension cost:
Service cost	$4.1	$19.1	$20.0
Administrative expenses	8.6	8.7	8.6
Interest cost	106.1	111.5	121.4
Expected return on plan assets	(147.5)	(144.4)	(121.0)
Amortization of prior service cost/(credit)	0.1	(0.1)	(0.2)
Amortization of actuarial loss	29.7	55.2	63.6
Curtailment loss/(gain), including termination benefits	0.8	(2.3)	—
Net periodic pension cost	$1.9	$47.7	$92.4

Pension expense is actuarially calculated annually based on data available at the beginning of each year. Assumptions used in the calculation include the settlement discount rate, expected rate of return on investments and rate of compensation increases and are detailed in the table below.

	For the years ended December 31
	2013	2012			2011
	All Plans	Coors Plan	Miller Plan	MBW Plan	Coors Plan	Miller Plan
Weighted average assumptions:
Discount rate[1]	3.55%	4.01%	4.17%	3.91%	5.00%	5.23%
Expected return on plan assets	6.00%	6.70%	6.00%	7.50%	6.70%	6.00%
Rate of compensation increases	2.50%	2.50%	—%	—%	2.75%	—%

[1] Rate utilized based on the Citigroup Pension Liability Index and combined projected cash flows at year-end for the following year's pension expense.

Contributions

The Company expects that its contributions to the defined benefit plans will be in the range of $90 million to $110 million during 2014.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Benefit Payments

The benefits expected to be paid by the defined benefit plans for the years ending December 31 are as follows:

Amount
(In millions)
2014	$184.1
2015	174.0
2016	176.0
2017	178.6
2018	180.3
2019-2023	913.4

The most recent valuation of the pension plans was completed by an independent actuary as of December 31, 2013.

Pension Plan Curtailment and Special Termination Benefits

As a result of the Company's 2013 restructuring activities, a charge for special termination benefits of $0.8 million is reflected in net periodic pension cost for the year ended December 31, 2013.

Beginning January 1, 2013, active hourly and salaried non-exempt participants hired prior to 2008 were no longer eligible for service accruals under the Coors Retirement Plan. This plan design change, announced in 2012, resulted in curtailment income of $2.3 million, which is reflected in net periodic pension cost for the year ended December 31, 2012.

Change in Accumulated Other Comprehensive Loss

Changes in pension plan assets and benefit obligations recognized in accumulated other comprehensive loss are as follows:

Amount
(In millions)
Accumulated other comprehensive loss as of December 31, 2011:	$895.8
Amortization of prior service credit	0.1
Amortization of actuarial loss	(55.2)
Current period actuarial loss	143.8
Curtailments	(9.4)
Accumulated other comprehensive loss as of December 31, 2012:	$975.1
Amortization of prior service cost	(0.1)
Amortization of actuarial loss	(29.7)
Current period actuarial gain	(30.6)
Accumulated other comprehensive loss as of December 31, 2013:	$914.7

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

11. Postretirement Benefits
The Company has postretirement plans that provide medical benefits, life insurance and, in some cases, dental and vision coverage for retirees and eligible dependents. The plans are not funded. The Company's postretirement health plan qualifies for the federal subsidy under the Medicare Prescription Drug Improvement and Modernization Act of 2003 (“the Act”) because the prescription drug benefits provided under the Company's postretirement health care plan for Medicare eligible retirees generally require lower premiums from covered retirees and have lower co-payments and deductibles than the benefits provided in Medicare Part D and, accordingly, are actuarially equivalent to or better than the benefits provided under the Act. The benefits paid, including prescription drugs, were $40.8 million and $41.8 million for the years ended December 31, 2013 and 2012, respectively. Subsidies of $1.2 million and $1.0 million were received for the years ended December 31, 2013 and 2012, respectively.

During 2013, the Company amended certain postretirement plans to discontinue its sponsorship of post-65 medical benefits for certain current and future retirees effective January 1, 2014, replacing them with a notional health reimbursement account that retirees can access for the purchase of individual plans offered by insurance companies as well as other related medical expenses. This change resulted in a $21.4 million reduction in prior service cost recognized in other comprehensive loss.

In addition, as a result of the Company's 2013 restructuring activities, a charge for special termination benefits of $1.5 million is reflected in net periodic postretirement benefit cost for the year ended December 31, 2013.

The following represents the Company's net periodic postretirement benefit cost:

	For the years ended December 31
	2013	2012	2011
	(In millions)
Components of net periodic postretirement benefit cost:
Service cost	$14.2	$12.6	$11.3
Interest cost	27.7	31.4	34.1
Amortization of prior service credit	(7.2)	(6.1)	(6.0)
Amortization of actuarial loss	11.5	11.8	4.2
Special termination benefits / curtailment loss	1.5	—	0.9
Net periodic postretirement benefit cost	$47.7	$49.7	$44.5

The costs under these plans were determined by the terms of the plans, together with the relevant actuarial assumptions and health care cost trend rates. These assumptions have been determined separately for retirees who were former employees of Coors and retirees who were former employees of Miller and are detailed in the table below.

	For the year ended December 31, 2013
	Former employees of Coors	Former employees of Miller
Discount rate	3.59%	3.59%
Health care cost trend rate	Ranging ratable from 7.5% in 2013 to 5.0% in 2018	Ranging ratable from 7.5% in 2013 to 5.0% in 2018

	For the year ended December 31, 2012
	Former employees of Coors	Former employees of Miller
Discount rate	4.01%	4.17%
Health care cost trend rate	Ranging ratable from 8.0% in 2012 to 5.0% in 2018	Ranging ratable from 8.0% in 2012 to 5.0% in 2018

	For the year ended December 31, 2011
	Former employees of Coors	Former employees of Miller
Discount rate	5.00%	5.23%
Health care cost trend rate	Ranging ratable from 8.4% in 2011 to 5.0% in 2021	Ranging ratable from 8.0% in 2011 to 5.0% in 2019

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Changes in the projected benefit obligation and plan assets and funded status of the postretirement benefit plans are as follows:

	As of December 31
	2013	2012
	(In millions)
Change in projected benefit obligation:
Projected benefit obligation, beginning of year	$795.9	$781.0
Service cost	14.2	12.6
Interest cost	27.7	31.4
Plan amendments	(21.4)	(0.2)
Actuarial (gain)/loss	(41.4)	12.9
Special termination benefits / curtailment loss	1.5	—
Benefits paid	(40.8)	(41.8)
Projected benefit obligation, end of year	$735.7	$795.9
Change in plan assets:
Fair value of plan assets, beginning of year	$—	$—
Employer contributions	40.8	41.8
Benefits paid	(40.8)	(41.8)
Fair value of plan assets, end of year	$—	$—
Funded status at end of year:
Projected benefit obligation	$(735.7)	$(795.9)
Fair value of plan assets	—	—
Funded status—unfunded	$(735.7)	$(795.9)
Amounts recognized in the consolidated balance sheets:
Current liabilities	$(45.6)	$(44.3)
Noncurrent liabilities	(690.1)	(751.6)
Total	$(735.7)	$(795.9)
Amounts included in accumulated other comprehensive (income) loss:
Net actuarial loss	$110.7	$163.6
Prior service credit	(31.5)	(17.3)
Total	$79.2	$146.3

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The estimated prior service credit and net actuarial loss for defined benefit postretirement plans that will be amortized from accumulated other comprehensive loss into net periodic postretirement benefit cost over the next year are $8.7 million and $9.7 million, respectively.

The obligations under these plans were determined by the terms of the plans, together with the relevant actuarial assumptions and health care cost trend rates. These assumptions have been determined separately for retirees who were former employees of Coors and retirees who were former employees of Miller and are detailed in the table below.

	As of December 31, 2013
	Former employees of Coors	Former employees of Miller
Discount rate	4.42%	4.42%
Health care cost trend rate	Ranging ratable from 7.0% in 2014 to 5.0% in 2018	Ranging ratable from 7.0% in 2014 to 5.0% in 2018

	As of December 31, 2012
	Former employees of Coors	Former employees of Miller
Discount rate	3.59%	3.59%
Health care cost trend rate	Ranging ratable from 7.5% in 2013 to 5.0% in 2018	Ranging ratable from 7.5% in 2013 to 5.0% in 2018

The assumed health care cost trend rates have a significant effect on the amounts reported for other postretirement benefits. A 1% change in the assumed health care cost trend rate would have the following effects:

	1% increase	1% decrease
	(In millions)
Effect on total of service and interest cost components of expense	$5.5	$(4.4)
Effect on postretirement benefit obligation	66.2	(55.7)

Benefit Payments

The benefits expected to be paid by the plans for the years ending December 31 are as follows:

Amount
(In millions)
2014	$45.7
2015	47.0
2016	47.9
2017	48.7
2018	51.0
2019-2023	242.0

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Change in Accumulated Other Comprehensive Loss

Changes in postretirement benefit plan assets and benefit obligations recognized in accumulated other comprehensive loss were as follows:

Amount
(In millions)
Accumulated other comprehensive loss as of December 31, 2011:	$139.3
Amortization of prior service credit	6.1
Amortization of actuarial loss	(11.8)
Current period actuarial loss	12.9
Plan amendments	(0.2)
Accumulated other comprehensive loss as of December 31, 2012:	$146.3
Amortization of prior service credit	7.2
Amortization of actuarial loss	(11.5)
Current period actuarial gain	(41.4)
Plan amendments	(21.4)
Accumulated other comprehensive loss as of December 31, 2013:	$79.2

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

12. Debt
The Company's total long-term borrowings are comprised of the following:

	As of December 31
	2013	2012
	(In millions)
RMMC joint venture 7.2% notes	$—	$4.5
RMMC joint venture borrowings	8.0	16.0
Promissory notes	2.6	3.1
Total long-term debt (including current portion)	$10.6	$23.6
Less: current portion of long-term debt	(8.0)	(4.5)
Long-term debt	$2.6	$19.1

On January 24, 2002 and July 1, 2002, RMMC completed the private placement of $50 million principal amount of 7.2% senior notes. As of December 31, 2013, the notes were paid in full. The notes were guaranteed by Molson Coors.

On July 25, 2008, RMMC entered into a credit agreement with Deutsche Bank in the amount of $16 million. On December 23, 2011, the loan was refinanced with Wells Fargo Bank. The Company provides a several guarantee on 50% of the outstanding principal amount plus accrued interest, with the remainder of the guarantee provided by Ball. The loan bears interest at a variable rate based on LIBOR plus a spread of 1.25%. The all-in rate was 1.50% at December 31, 2013 and 2012. The loan becomes due on December 31, 2014, however, the terms of the agreement allow for partial or complete prepayment of the loan without penalty. On September 30, 2013, RMMC prepaid $8.0 million. The loan also includes quarterly debt covenants which require RMMC to maintain Total Funded Debt to EBITDA not greater than 3.75 to 1.00 and EBITDA coverage ratio not less than 1.00 to 1.00. RMMC was in compliance with these covenants as of December 31, 2013.

The Company holds promissory notes with Ball in regard to a loan agreement established as part of the RMMC joint venture. The notes are the result of certain tax benefits received by Ball from the depreciation of assets purchased by the Company. A calculation is performed annually to determine if a loan is made to or from Ball based on the most recent tax filings. Loans made by the Company to Ball are immaterial in amount and netted against the loans from Ball. The notes will become due at the earlier of (i) the tax benefits are no longer received by Ball, (ii) the dissolution of RMMC or (iii) an event of default. Payments against this balance are not expected to be made in the foreseeable future.

The aggregate principal debt maturities of long-term debt borrowings are as follows:

Amount
(In millions)
2014	$8.0
2015	—
2016	—
2017	—
2018	—
Thereafter	2.6
Total	$10.6

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

13. Capital Stock
The capital stock in the Company is divided between Class A (840,000 shares issued and authorized) and Class B (160,000 shares issued and authorized). The Class A shares have voting rights and the Class B shares have no voting rights. The Shareholders are not obligated for the debts and obligations of the Company. Capital stock held by the Shareholders as of December 31, 2013 and 2012 is as follows:

Number of shares
Class A
Miller (par value $.001 per share)	420,000
Coors (par value $.001 per share)	420,000
840,000
Class B
Miller (par value $.001 per share)	160,000

14. Accumulated Other Comprehensive Income (Loss)
Changes in the components of accumulated other comprehensive loss, which are recorded within shareholders' investment, are as follows:

	Gain (loss) on derivative instruments	Pension and other postretirement benefit adjustments	Accumulated other comprehensive income (loss)
	(In millions)
Balance as of December 31, 2012	$(6.9)	$(1,121.4)	$(1,128.3)
Unrealized loss on derivative instruments	(75.5)	—	(75.5)
Reclassification of derivative losses to income (Cost of goods sold)	29.4	—	29.4
Current period actuarial gain	—	72.0	72.0
Prior service credit/plan amendments	—	21.4	21.4
Amortization of net prior service credits and net actuarial losses to income	—	34.1	34.1
Net current-period other comprehensive (loss) income	$(46.1)	$127.5	$81.4
Balance as of December 31, 2013	$(53.0)	$(993.9)	$(1,046.9)

15. Transactions with Affiliates
Transactions with affiliates include service agreement arrangements, the purchase and sale of beer and other charges for goods and services incurred on behalf of related parties.

The Company participates in four service arrangements that began on July 1, 2008. These agreements are with Miller and Molson Coors, in which the Company serves as both the recipient and provider of services. Each service agreement is made between the two respective parties only. However, for the services supplied to Miller, this also includes Miller Brewing International and other subsidiaries of Miller. Services supplied to Molson Coors also include services to Coors Brewing International and other subsidiaries of Molson Coors. The service agreement charges and other costs to/from Miller and Molson Coors are as follows:

	For the years ended December 31
	2013	2012	2011
	(In millions)
To Miller	$1.2	$1.8	$1.5
To Molson Coors	1.1	1.2	1.3
From Molson Coors	2.5	3.7	6.0

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Outside of the service agreement, affiliate transactions relate mainly to beer sales and purchases. The following summarizes sales/purchases of beer, hops and other transactions to/from affiliates:

	For the years ended December 31
	2013	2012	2011
	(In millions)
Sales of beer to Miller Brewing International	$90.5	$88.1	$75.1
Sales of beer to Molson Coors	19.2	13.1	11.7
Purchases of beer from Molson Coors	16.6	18.9	27.5
Purchases of beer from SABMiller	36.0	36.8	38.3
Sales of hops to SABMiller	2.7	2.2	2.4
Purchase of noncontrolling interest from SABMiller[1]	—	21.4	—

1 In 2012, the Company purchased the remaining 49.9% interest in Foster's USA, LLC from SABMiller, bringing the Company's total ownership to 100%.

The Company leases water rights in Colorado for use at the Golden, Colorado brewery from Molson Coors at no cost.

Costs recorded for services provided to RMMC from Ball were $4.5 million, $4.5 million and $6.1 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Costs recorded for services provided to RMBC from Owens were $1.5 million, $1.1 million and $9.9 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Amounts due from affiliates are as follows:

	As of December 31
	2013	2012
	(In millions)
Miller	$18.2	$17.1
Molson Coors	6.4	3.3
SABMiller and subsidiaries	1.4	1.9
Total	$26.0	$22.3

Amounts due from Miller Brewing Company and subsidiaries represent open receivables under the contract brewing arrangement with Miller Brewing International, the service agreement and other charges for goods and services. Amounts due from Molson Coors and subsidiaries relate to costs associated with export beer production, the service agreement and other charges for goods and services. Amounts due from SABMiller and subsidiaries are mainly associated with hops sales.

Amounts due to affiliates are as follows:

	As of December 31
	2013	2012
	(In millions)
Molson Coors and subsidiaries	$2.0	$2.5
Miller Brewing Company and subsidiaries	—	0.3
SABMiller and subsidiaries	5.9	2.9
Other	4.7	3.0
Total	$12.6	$8.7

Amounts due to Molson Coors and subsidiaries relate mainly to the purchase of beer and charges for services provided under the service agreement. Amounts due to Miller Brewing Company and subsidiaries include amounts owed for charges for goods and services. Amounts due to SABMiller and subsidiaries mainly include purchases of beer. Other includes amounts owed to Graphic Packaging Corporation (“GPC”), a related party due to ownership of GPC and the Company by certain Coors family

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

trusts and the Adolph Coors Foundation. The Company recorded costs of $228.8 million, $233.0 million and $221.3 million for the purchase of packaging materials from GPC for the years ended December 31, 2013, 2012 and 2011, respectively.

16. Commitments and Contingencies
The Company leases certain facilities and equipment under non-cancelable agreements pertaining to property, plant, and equipment accounted for as operating leases. The commitments are with numerous vendors and the term of each commitment can vary in length from one to fifteen years. Future minimum lease payments under these leases as of December 31, 2013 are as follows:

Amount
(In millions)
2014	$17.4
2015	12.0
2016	9.6
2017	7.8
2018	6.8
Thereafter	32.1
Total	$85.7

The minimum lease payments above have not been reduced by minimum sublease rentals of $1.0 million due in the future under non-cancelable subleases.

Total rent expense was $24.7 million, $23.3 million and $22.1 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Supply Contracts

The Company has various long-term supply contracts with unrelated third parties to purchase certain materials used in the brewing and packaging of its products. The contracts are generally at market rate and the terms generally stipulate that the Company must use the designated supplier for an expected minimum percentage of its annual purchase requirements of the specified material. However, the Company is generally not obligated to make any purchases unless it requires supplies of such materials. Supply contracts outstanding as of December 31, 2013 for malt, adjuncts, bottles, labels, cans and other packaging materials expire in various years through 2021.

Advertising and Promotions

The Company has entered into various long-term non-cancelable commitments pertaining to advertising, marketing services and promotions. The commitments are with numerous vendors and the term of each commitment can vary in length from one year to several years.

As of December 31, 2013, the future non-cancelable commitments are as follows:

Amount
(In millions)
2014	$128.6
2015	129.2
2016	106.3
2017	80.9
2018	47.2
Thereafter	83.3
Total	$575.5

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Environmental

Periodically, the Company is involved in various environmental matters. Although it is difficult to predict the Company's liability with respect to these matters, future payments, if any, would be made over a period of time in amounts that would not be material to the Company's financial position or results of operations. The Company believes that adequate reserves have been provided for environmental costs that are probable as of December 31, 2013.

Letters of Credit

The Company had approximately $17.7 million outstanding in letters of credit, of which $14.8 million support insurance arrangements, as of December 31, 2013. These letters of credit expire at various times throughout 2014 and contain a clause which will automatically renew them for an additional year if no cancellation notice is submitted. The remaining $2.9 million supports the Tax Increment Financing associated with the Company's Chicago headquarters. This letter of credit increases each December by approximately $0.9 million until 2016 and may be extended annually thereafter, with a final expiration of December 9, 2021.

Litigation and Other Disputes

The Company is involved in disputes and legal actions arising in the ordinary course of business. While it is not feasible to predict or determine the outcome of these proceedings, management believes, based on a review with legal counsel, none of these disputes and legal actions is expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters, may arise from time to time that may harm the Company. The Company believes adequate reserves have been provided for probable legal costs as of December 31, 2013.

Guarantees

The Company guarantees 50% of RMMC's outstanding term loan with Wells Fargo Bank. As of December 31, 2013, this guarantee is approximately $4.0 million. See Note 12, “Debt,” for further information.

17. Share-Based Payments

As of December 31, 2013, the Company had three significant share-based compensation plans.

MillerCoors share appreciation rights

The Company issued MillerCoors share appreciation rights ("SARs") to certain employees that were granted with an exercise price equal to the fair value of a share of its internally valued stock on the date of grant and were last issued during the year ending December 31, 2012. The shares are valued using the income and market approaches. The MillerCoors SARs have a term of seven to ten years and vest proportionally over 2½ to 5 years depending on the specific issuance. The Company values the MillerCoors SARs using the Black-Scholes value model. The Company accounts for the awards on a liability basis as the MillerCoors SARs are settled in cash.

Shareholder share appreciation rights

The Company issues Shareholder SARs to certain employees that are granted with an exercise price equal to the fair value of a share of the respective Shareholders’ stock on the date of grant and were first issued during the year ending December 31, 2013. The shares are valued using published market prices. The Shareholder SARs have a term of ten years and vest proportionally over 3 years. The Company values the Shareholder SARs using the Black-Scholes value model. The Company accounts for the awards on a liability basis as the Shareholder SARs are settled in cash.

Performance shares

Performance shares are granted to certain employees and are contingent upon achieving certain performance targets at the end of the performance period. The performance period is generally three years and vesting occurs at the end of the performance period if the performance targets are achieved. The ultimate number of performance shares awarded will be determined at the close of the performance period based on performance against the pre-determined targets for the specific grant. Employees will receive a cash payment based on the number of performance shares awarded at the fair value of internally valued MillerCoors

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

shares on the vesting date. The Company accounts for the awards on a liability basis as the performance shares are settled in cash.

Information on the Company's performance share plan is presented below:

	As of December 31
	2013	2012	2011
Shares issued during the year	1,872,546	2,199,858	1,681,582
Unvested shares	3,614,595	3,619,045	3,087,199
Weighted average fair value (per share)	$14.19	$12.72	$10.20

The performance share payments are dependent on the Company achieving certain performance targets for the year ending December 31, 2015 for the 2013 issuance, the year ending December 31, 2014 for the 2012 issuance and for the year ended December 31, 2013 for the 2011 issuance. Based on actual results to date and estimates of future performance, the weighted average assumed performance achievement as of December 31, 2013, is 110% of the targeted awards. The ultimate fair value cash payments of the performance shares will be expensed over the performance period for the shares that are expected to ultimately vest. There was $38.3 million of unrecognized compensation cost related to the unvested shares based on the year-end target performance assumptions and fair value of internally valued MillerCoors shares as of December 31, 2013.

The following table summarizes components of the cash-based compensation recorded as expense/(income):

	For the years ended December 31
	2013	2012	2011
	(In millions)
SARs	$10.9	$16.8	$(2.1)
Performance shares	24.4	0.6	11.7
Total	$35.3	$17.4	$9.6

The fair value of SARs granted in 2013, 2012 and 2011 was determined on the date of grant using the Black-Scholes model with the following weighted-average assumptions:

	Shareholder SARs	MillerCoors SARs
	2013	2012	2011
Expected life (in years)	6.0	6.0	6.0
Expected volatility	24.4%	29.0%	25.0%
Dividend yield	2.5%	—%	—%
Risk-free interest rate	1.10%	1.09%	2.36%
Weighted average fair value (per share)	$8.44	$3.26	$3.49

The risk-free interest rate utilized is based on benchmark yields with a maturity equal to the term of the grant. Expected volatility is based on comparable company volatility over a period consistent with the expected life. The dividend yield is 0% for the MillerCoors internally valued shares that do not pay dividends and is based on the average historic dividend yield for the Shareholders’ shares. The expected life is estimated based upon observations of historical employee option exercise patterns and trends of the Shareholders.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

SARs outstanding as of December 31, 2013 and the changes during the year are presented below:

	SARs	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
		(Per share)	(Years)	(In millions)
MillerCoors SARs
As of December 31, 2012	6,133,014	$10.64	7.3	$12.8
Granted	—	—
Exercised	(894,690)	10.38
Forfeited	(347,052)	10.88
As of December 31, 2013	4,891,272	$10.67	6.6	$17.2

Shareholder SARs
As of December 31, 2012	—	$—	—	$—
Granted	438,858	46.27
Exercised	(425)	45.87
Forfeited	(31,702)	45.88
As of December 31, 2013	406,731	$47.52	9.3	$2.9

SARs exercisable and unvested are presented below:

	SARs	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
		(Per share)	(Years)	(In millions)
MillerCoors SARs
SARs exercisable
December 31, 2013	3,841,593	$10.65	6.3	$13.6
December 31, 2012	2,697,505	10.54	6.3	5.9
SARs unvested
December 31, 2013	1,049,679	$10.73	8.0	$3.6
December 31, 2012	3,435,509	10.72	8.2	6.9

Shareholder SARs
SARs exercisable
December 31, 2013	—	$—	—	$—
December 31, 2012	—	—	—	—
SARs unvested
December 31, 2013	406,731	$47.52	9.3	$2.9
December 31, 2012	—	—	—	—

Total compensation cost related to unvested SARs not yet recognized was $3.8 million as of December 31, 2013. This compensation expense is expected to be recognized over a weighted average period of approximately 1.5 years.

18. Subsequent Events
The Company has evaluated subsequent events through the date that the financial statements were issued, February 14, 2014, and has determined that there are no events to report.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

QuickLinks

Exhibit 99

Report of Independent Registered Public Accounting Firm

MillerCoors LLC and Subsidiaries Consolidated Balance Sheets (In millions, except shares)

MillerCoors LLC and Subsidiaries Consolidated Statements of Operations and Comprehensive Income (Loss) (In millions)

MillerCoors LLC and Subsidiaries Consolidated Statements of Cash Flows (In millions)

MillerCoors LLC and Subsidiaries Consolidated Statements of Shareholders' Investment (In millions)

MillerCoors LLC and Subsidiaries Notes to Consolidated Financial Statements